QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Affymax, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AFFYMAX, INC.
4001 Miranda Avenue
Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Affymax, Inc., a Delaware corporation (the "Company"). The meeting will be held on Monday, May 24, 2010 at 9:00 a.m. California time at 4015 Miranda Avenue, Palo Alto, CA 94304 for the following purposes:

  1.
  To elect three Class I director nominees identified in this proxy statement to hold office until the 2013 Annual Meeting of Stockholders.

  2.
  To ratify the selection of Ernst & Young LLP, as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is March 31, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ Grace U. Shin
Grace U. Shin Secretary

Palo Alto, California
April 7, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on May 24, 2010 at 9:00 a.m. California time at 4015 Miranda Avenue, Palo Alto, CA 94304.
The Proxy Statement, Annual Report on Form 10-K and directions to the annual meeting are available at www.affymax.com

AFFYMAX, INC.
4015 Miranda Avenue
Palo Alto, CA 94304

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON:

May 24, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Affymax, Inc. (sometimes referred to as the "Company" or "Affymax") is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        The Company intends to mail this proxy statement and accompanying proxy card on or about April 7, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on March 31, 2010 will be entitled to vote at the annual meeting. On this record date, there were 23,994,489 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on March 31, 2010 your shares were registered directly in your name with Affymax's transfer agent, Computershare Trust Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 31, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of three Class I directors; and

  •
  Ratification of the selection of Ernst & Young LLP, as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For each other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Affymax. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2010.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all nominees for director, and "For" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to Affymax's Secretary at 4001 Miranda Avenue, Palo Alto, CA 94304.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 8, 2010 to Affymax's Secretary, Grace U. Shin, at 4001 Miranda Avenue, Palo Alto, CA 94304, provided, however, that if our 2011 annual meeting is held before April 24, 2011 or after June 23, 2011, you must provide that specified information to us a reasonable time before we begin to print and send our proxy statement for our 2011 annual meeting. If you wish to submit a proposal that is not to be included in next year's proxy materials, but that may be considered at the 2011 annual meeting, or nominate a director pursuant to our Bylaws, you must provide specified information to us between January 24, 2011 and February 23, 2011; provided, however, that if our 2011 annual meeting is held before April 24, 2011 or after June 23, 2011, you must provide that specified information to us between the 120th day prior to the 2011 annual meeting and not later than the 90th day prior to the 2011 annual meeting or the 10th day following the day on which we first publicly announce of the date of the 2011 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. The election of the directors named herein and the ratification of the selection of our independent registered public accounting firm are considered to be "routine" matters.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only "For" or "Withhold" votes will affect the outcome.

  •
  To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010, must receive "For" votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 23,994,489 shares outstanding and entitled to vote. Thus, the holders of 11,997,245 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

        Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company's current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

        Affymax's Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.

        The Board of Directors presently has nine members serving, out of ten seats authorized. There are currently three directors in the class whose term of office expires in 2010. If elected at the annual meeting, each of these nominees would serve until the 2013 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. It is the Company's policy to invite directors and nominees for director to attend the Annual Meeting. One director attended the Company's last annual meeting of stockholders, which was held on May 28, 2009.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company's management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

        The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee and each director whose term will continue after the annual meeting. Please see the section below titled "Information Regarding the Board of Directors and Corporate Governance" for information regarding the Board of Directors and its committees.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS I DIRECTORS

Kathleen LaPorte

        Ms. LaPorte, age 48, has served as a member of our Board of Directors since 2001 and a member of our Compensation Committee since 2003. Since 2005, Ms. LaPorte has served as Managing Director of New Leaf Venture Partners, a venture capital firm, of which she was a founding partner. From 1994 to 2005, Ms. LaPorte served as General Partner of Sprout Group, a venture capital firm, which she joined in 1993. From 1987 to 1993, Ms. LaPorte served as an employee at Asset Management Company, a venture capital firm, most recently as a Principal. Ms. LaPorte currently serves as a member of the board of directors of ISTA Pharmaceuticals, Inc., a pharmaceutical company, Transcept Pharmaceuticals, Inc., a pharmaceutical company, and several privately held companies. Previously, Ms. LaPorte served as a member of the board of directors of Adeza Biomedical corporation, a biomedical company, eHealth, Inc, an on-line health insurance brokerage company and VNUS Medical Technologies, a medical device company. The Board of Directors believe that Ms. LaPorte's qualifications for Board membership include her significant experience in serving on boards of directors and understanding the financing and strategic requirements of biopharmaceutical and healthcare companies, in particular aggressive growth venture-backed companies. Ms. LaPorte's background provides the Board additional insight into the perspective of large stockholders. Further, Ms. LaPorte's involvement with the Company since inception provides historical knowledge and continuity to the Board and the Company. Ms. LaPorte holds an M.B.A. from Stanford University Graduate School of Business, and a B.S. from Yale University.

Keith R. Leonard

        Mr. Leonard, age 48, has served as a member of our Board of Directors since December 2007 and as a member of our Audit Committee since March 2008. Mr. Leonard is currently President and Chief Executive Officer and a director of Kythera Biopharmaceuticals, a biopharmaceutical company he founded in 2005. Prior to Kythera, Mr. Leonard served 13 years in various roles at Amgen, Inc., a biotechnology company, most recently as Senior Vice President, Amgen Europe from 2001 to 2004. Mr. Leonard currently serves on the board of directors of ARYx Therapeutics, a pharmaceutical company. The Board of Directors believe that Mr. Leonard's qualifications for Board membership include approximately 20 years of operational experience at biotechnology companies, which includes extensive expertise in commercial activities and significant insights into the highly competitive nephrology industry. In particular, Mr. Leonard's experience and knowledge contributes significantly to the Board's understanding of the dynamics of the market for Hematide, if successfully developed and approved for chronic renal failure. Mr. Leonard holds an M.B.A. from the University of California, Los Angeles; an M.S. in engineering from the University of California, Berkeley; a B.A. in history from the University of Maryland; and a B.S. in engineering from the University of California, Los Angeles.

Christi van Heek

        Ms. van Heek, age 53, has served as a member of our Board of Directors since 2007 and as a member of our Nominating and Corporate Governance Committee since March 2008. Ms. van Heek is currently Managing Director of BIO POINT Group, a business development company she founded in 2003. From 1991 to 2003, Ms. van Heek served in various roles at Genzyme, Inc., a biotechnology company, most recently as Corporate Officer and President, Therapeutics Division. In addition, she has held various sales and marketing positions at Genentech, Inc. and Caremark/HHCA, both biotechnology companies. Ms. van Heek also currently serves on the board of directors for a privately held company. The Board of Directors believe that Ms. van Heek's qualifications for Board membership include 25 years in the healthcare and biotechnology industry, which includes Ms. van Heek's commercial expertise and knowledge of the renal industry and building nephrology pharmaceutical franchises, key areas of focus for commercialization of Hematide. She received her M.B.A. from Lindenwood University in St. Louis and holds a B.S.N. from the University of Iowa.

CLASS II DIRECTORS

R. Lee Douglas

        Mr. Douglas, age 58, has served as a member of our Board of Directors since 2004 and as a member of our Compensation Committee since July 2006. Since 1998, Mr. Douglas has been an independent consultant to biotechnology companies. Since 2002, he also has been a visiting scholar in the Molecular & Cell Biology Department at the University of California, Berkeley. Mr. Douglas was a co-founder of COR Therapeutics, Inc., a biotechnology company, and served in a variety of capacities there from 1988 to 1998, including as its Chief Executive Officer from 1988 to 1990, Chief Financial Officer from 1990 to 1992 and Vice President of Corporate Development from 1990 to 1998. Mr. Douglas serves as a member of the board of directors of two privately held biotechnology companies. The Board of Directors believe that Mr. Douglas's qualifications for Board membership include more than 18 years of finance, partnership and operational experience in building and developing biotechnology companies. Mr. Douglas holds an M.B.A. from Harvard Business School, a Masters in City & Regional Planning from Harvard Graduate School of Design and a B.A. from the University of North Carolina-Charlotte.

Nicholas Galakatos, Ph.D.

        Dr. Galakatos, age 52, served as a member of our Board of Directors from 2001 until he resigned in December 2009. Prior to his departure, Dr. Galakatos served as the Lead Director and as the Chair of our Nominating and Corporate Governance Committee from July 2006 until December 2009. Dr. Galakatos has been a General Partner of MPM BioVentures II GP, LP since 2000, and Managing Director at Clarus Ventures LLC, a venture capital firm he co-founded in 2005. From 1997 to 2000, Dr. Galakatos served as Vice President of New Businesses at Millennium Pharmaceuticals, a pharmaceutical company. From 1993 to 1997, Dr. Galakatos was an associate at Venrock Associates, a venture capital firm. From 1988 to 1993, Dr. Galakatos served as Head of Molecular Biology Research and Venture Manager in Corporate Planning at Novartis, a pharmaceutical company. Dr. Galakatos currently serves as a member of the board of directors of several privately held biopharmaceutical companies. Dr. Galakatos previously served as a member of the board of directors of Cornerstone Therapeutics, Inc. (formerly Critical Therapeutics, Inc.), a pharmaceutical company. Dr. Galakatos is a member of several Advisory Councils at Harvard Medical School and MIT. Dr. Galakatos holds a Ph.D. from the Massachusetts Institute of Technology, performed post-doctoral work at Harvard Medical School, and holds a B.A. from Reed College.

Hollings C. Renton

        Hollings C. Renton, age 64, has served as a member of our Board of Directors since June 2009 and was appointed Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee in December 2009. Mr. Renton retired as Chairman of the board of directors at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he also served as President and Chief Executive Officer from 1993 and as Director from 1992. Prior to joining Onyx, Mr. Renton was the President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company. He assumed that position in 1991 on Chiron's acquisition of Cetus Corporation, a biotechnology company, where he had been President since 1990 and Chief Operating Officer since 1987. He joined Cetus Corporation in 1981 and was Chief Financial Officer from 1983 to 1987. Mr. Renton currently serves as the co-chair and lead director of Portola Pharmaceuticals, a pharmaceutical company, a member of the board of directors of Rigel Pharmaceuticals, a pharmaceutical company, Cepheid Corporation, a molecular diagnostics company, and the Special Olympics of Northern California. The Board of Directors believe that Mr. Renton's qualifications for Board membership include over 25 years of experience building successful biotechnology companies, commercializing drug products and forging industry-leading partnerships, which provides substantial expertise to the Company as it develops and commercializes Hematide. In particular, Mr. Renton's experience as the former chief executive office of Onyx involved a collaboration with Bayer Healthcare Pharmaceuticals which provides valuable perspective to the Board as the Company expects to co-promote Hematide in the U.S. through a collaboration with Takeda Pharmaceutical Company, Limited. Further, Mr. Renton's substantial experience as both a board member of a number of successful biotechnology companies and the former chief executive officer of Onyx provides experience and knowledge in leading the Company's Board and Nominating and Governance Committee as Chairman. Mr. Renton holds an M.B.A. from the University of Michigan and a B.S. in mathematics from Colorado State University.

John P. Walker

        Mr. Walker, age 61, has served as a member of our Board of Directors since 2006. Mr. Walker has been a member of our Nominating and Corporate Governance Committees since July 2006 and a member of our Compensation Committee since March 2007. Mr. Walker has served as the Chair of our Compensation Committee since January 2008. From July 2006 until March 2008, Mr. Walker also served as a member of our Audit Committee. In February 2009, Mr. Walker assumed the position of Chief Executive Officer of iPerian, Inc. (formerly iZumi Bio, Inc.), a company focused on the development of inducible stem cell technology. From 2006 to 2009, Mr. Walker served as Chief Executive Officer of Novacea, Inc., a pharmaceutical company, which merged with Transcept Pharmaceuticals, Inc., a pharmaceutical company, in January 2009. Since 2001, Mr. Walker, acting as a consultant, served as an Investment Advisor to MDS Capital Corp., a venture capital firm, Interim Chief Executive Officer of KAI Pharmaceuticals, a pharmaceutical company, Chairman and Interim Executive Officer at Guava Technologies, a biotechnology company, Chairman and Chief Executive Officer of Bayhill Therapeutics, a biotechnology company, and Chairman and Interim Chief Executive Officer of Centaur Pharmaceuticals, Inc., a pharmaceutical company. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation, a pharmaceutical company. Mr. Walker currently serves as a member of the board of directors of Transcept Pharmaceuticals, Inc., and several privately held biotechnology companies. Previously, Mr. Walker served as a member of the board of directors of Discovery Partners International, Inc., a drug discovery and development company, Evotec AG, a drug discovery and development company, Geron Corporation, a biopharmaceutical company and Renovis, Inc., a biopharmaceutical company. The Board of Directors believe that Mr. Walker's qualifications for Board membership include over 30 years of experience in the healthcare and biopharmaceutical industries. Mr. Walker's experience serving as a chief executive officer contributes valuable experience and perspective to the oversight and strategy of the Company, with particular expertise in executive compensation matters in support of his role as the Chairman of the Compensation Committee. Mr. Walker is a graduate of the Advanced Executive Program at the Kellogg School of Management at Northwestern University and holds a B.A. from the State University of New York at Buffalo.

CLASS III DIRECTORS

Ted W. Love, M.D.

        Dr. Love, age 50, has served as a member of our Board of Directors since June 2006 and as a member of our Audit Committee since July 2006. In 2010, Dr. Love joined Onyx Pharmaceuticals, a biopharmaceutical company, as Executive Vice President, Research and Development. From 2001 to 2009, Dr. Love served as the President, Chief Executive Officer and member of the board of directors of Nuvelo, Inc., a biopharmaceutical company, and as Chairman of Nuvelo's board of directors from 2005 to 2009, prior to its merger with ARCA biopharma, Inc. From 1998 to 2001, Dr. Love served as Senior Vice President of Development at Theravance, Inc. (formerly Advanced Medicine, Inc.), a biopharmaceutical company. From 1992 to 1998, Dr. Love served as a research physician and Vice President of Product Development at Genentech, Inc., a biotechnology company. Dr. Love also serves as a member of the board of directors of Santarus, Inc., a pharmaceutical company, and ARCA biopharma, Inc., a biopharmaceutical company. The Board of Directors believe that Dr. Love's qualifications for Board membership include his credentials as a cardiologist and his significant medical and scientific expertise as well as experience accelerating drug development contribute to the Board's understanding of clinical and regulatory matters as Hematide advances through late stage development. Dr. Love holds an M.D. from Yale Medical School and a B.A. from Haverford College.

Arlene M. Morris

        Ms. Morris, age 58, has served as our President and Chief Executive Officer and as a member of our Board of Directors since 2003. From 2001 to 2003, Ms. Morris served as President and Chief Executive Officer at Clearview Projects, an advisory firm to biopharmaceutical and biotechnology companies on strategic transactions. From 1996 to 2001, Ms. Morris served as Senior Vice President of Business Development at Coulter Pharmaceutical, Inc., a pharmaceutical company. From 1993 to 1996, Ms. Morris served as Vice President of Business Development at Scios Inc., a biopharmaceutical company. From 1977 to 1993, Ms. Morris held positions of increasing responsibility at Johnson & Johnson, including Vice President of Business Development for McNeil Pharmaceutical. Ms. Morris serves as a member of the board of directors of MediciNova, Inc., a biopharmaceutical company, and Phenomix Corporation, a biopharmaceutical company, and as a member of the board of directors of the Biotechnology Industry Organization and the Humane Society of Silicon Valley. The Board of Directors believe that Ms. Morris' extensive experience with the Company in connection with her position as President and Chief Executive Officer brings continuity to the Board and important representation by the management team. Further, Ms. Morris' biotechnology and pharmaceutical experience in her commercial and executive roles provides important background for her leadership skills and operational perspectives on the Board. Ms. Morris holds a B.A. from Carlow College and has studied marketing at Western New England College.

Daniel K. Spiegelman

        Mr. Spiegelman, age 51, has served as a member of our Board of Directors and our Audit Committee since September 2006. Mr. Spiegelman has served as the Chair of our Audit Committee since December 2006. From 1998 to 2009, Mr. Spiegelman served in various positions, most recently as Senior Vice President and Chief Financial Officer of CV Therapeutics, Inc., a biopharmaceutical company, that was acquired by Gilead Sciences, Inc. From 1992 to 1998, Mr. Spiegelman was an employee at Genentech, Inc., a biotechnology company, most recently as Treasurer. Mr. Spiegelman also serves as a member of the board of directors of Anthera Pharmaceuticals, Inc., a biopharmaceutical company, Cyclacel Pharmaceuticals, Inc., a biopharmaceutical company, Omeros Corporation, a biopharmaceutical company and Oncothyreon, Inc., a biotechnology company. The Board of Directors believe that Mr. Spiegelman's qualifications for Board membership include an extensive background in the financial and commercial issues facing growing biotechnology companies, allowing Mr. Spiegelman to serve as the Audit Committee financial expert. Further, Mr. Spiegelman's experience as chief financial officer of CV Therapeutics involved raising over $1 billion in financing, and prior to the sale to Gilead Sciences, transitioning the company from a research and development focus to a commercial entity with two approved products provides the Board with significant insights into financial strategy and organizational development. Accordingly, Mr. Spiegelman operational and financial experience benefits the Board as the Company similarly grows and shifts focus from development towards commercialization. Mr. Spiegelman holds an M.B.A. and a B.A. from Stanford University.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP ("E&Y"), as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of the Company's independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. E&Y has audited the Company's financial statements for the fiscal year ended December 31, 2009. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of E&Y as the Company's independent registered public accounting firm. However, the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        On May 27, 2008, the Company dismissed its prior independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), and engaged E&Y to serve as its independent registered public accounting firm. The Company's dismissal of PwC and the engagement of E&Y were approved by the Audit Committee of the Board.

        The PwC report on the Company's financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended December 31, 2007 and 2006 and through May 27, 2008, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC would have caused PwC to make reference to the subject matter of the disagreements in its reports on the Company's financial statements for such years.

        As previously disclosed in the Item 4 section of the Company's Form 10-Q for the quarter ended September 30, 2007, two material weaknesses in internal controls over financial reporting existed. One material weakness was due to ineffective controls over the completeness and accuracy of deferred income tax assets and liabilities and the income tax provision. The other material weakness was due to ineffective controls over the accuracy of collaboration revenue. The Company believes that both such material weaknesses were remediated as of December 31, 2007. Except for the two material weaknesses discussed above, during the fiscal years ended December 31, 2007 and 2006, and through the interim period prior to the dismissal of PwC, there were no reportable events pursuant to Regulation S-K Item 304(a)(1)(v).

        Consistent with the foregoing, the Company provided PwC with a copy of the above disclosures and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the foregoing statements and, if not, stating the respect in which it did not agreed. A copy of the letter from PwC to the Securities and Exchange Commission, dated May 30, 2008, was attached as Exhibit 16.1 to the Current Report on Form 8-K that was filed with the Securities and Exchange Commission on June 2, 2008, stating that it agreed with such statements.

        During the fiscal years ended December 31, 2007 and 2006 and through the interim period prior to the engagement of E&Y, the Company did not consult with E&Y with respect to any of the matters or events listed in Regulation S-K Item 304 (a)(2)(i) and (ii).

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table represents aggregate fees billed to the Company for services relating to the fiscal years ended December 31, 2009 and 2008, by E&Y and PwC, respectively, the Company's current and former principal accountants.

	Fiscal Year Ended December 31,
	2009	2008
	(in thousands)
Audit Fees(a)	$981	$982
Audit-related Fees(b)	—	—
Tax Fees(c)	26	126
All Other Fees(d)	—	2

Total Fees	$1,007	$1,110

(a)
Includes fees billed for professional services rendered for the audit and review of interim financial statements for the years ended December 31, 2009 and 2008 and services that are normally provided in connection with statutory and regulatory filings or engagements.

Of the audit fees during the year ended December 31, 2008, approximately $0.9 million was related to services provided by E&Y and approximately $0.1 million was related to services provided by PwC.

(b)
Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." During the fiscal years ended December 31, 2009 and 2008, E&Y and PwC did not provide any audit-related services to us.

(c)
Includes fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2009 and 2008, all tax fees were related to services provided by E&Y for the research and development tax credit studies.

(d)
Includes fees for products and services other than the services described above. During the fiscal year ended December 31, 2009, E&Y did not provide any all other fees services to us. During the fiscal year ended December 31, 2008, such fees were related to our web-based accounting software provided by PwC.

        All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

 INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        The NASDAQ Stock Market, or NASDAQ, listing standards require that a majority of the members of a listed company's Board of Directors qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the NASDAQ as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Hollings C. Renton, R. Lee Douglas, Kathleen LaPorte, Keith R. Leonard, Ted W. Love, Daniel K. Spiegelman, Christi van Heek and John P. Walker, as well as Nicholas Galakatos who recently resigned from the Board effective December 31, 2009. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Arlene M. Morris, the Company's President and Chief Executive Officer, is not an independent director by virtue of her employment with the Company.

BOARD LEADERSHIP STRUCTURE

        The Board of Directors of the Company has had an independent chairman, or prior to December 2009, a lead independent director who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair or lead has substantial ability to shape the direction and focus of the Board. The Company believes that separation of the positions of Board chair or lead director postion from the Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board chair or lead creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management's accountability and improving the ability of the Board to monitor whether management's actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board chair or lead position can enhance the effectiveness of the Board as a whole.

DIVERSITY

        Diversity in professional experience, skills and other individual qualities and attributes that contributes to board heterogeneity as well as race, gender and national origin are factors, among others, that the Board typically takes into account and seeks to foster in identifying nominees so that members represent different viewpoints and backgrounds.

RISK OVERSIGHT

        The Board's role in the Company's risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The Board or the appropriate Committee receives these reports from the appropriate members of management to enable it to monitor our risk management and risk mitigation strategies. Committees regularly provide reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables to the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee reviews with management and our auditors to the extent appropriate the Company's guidelines and policies with respect to risk assessment and risk management, including, if any, major exposure relating to the Company's financial or tax-related matters and information technology security and controls, and the steps taken by management to monitor and control these exposures.

        The Company believes that the risks arising from our overall compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. Moreover, the Compensation Committee believes that the design of the compensation policies, including the components, weightings and focus of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met thirteen times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served (for meetings that were held during the period for which he or she was a director or committee member). As required under applicable NASDAQ listing standards, in fiscal 2009, the Company's independent directors met in regularly scheduled executive sessions at which only independent directors were present.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three standing committees, each of which is composed of independent members: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides committee membership and meeting information for fiscal 2009 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Arlene M. Morris
Hollings C. Renton(1)					X	*
R. Lee Douglas			X
Nicholas Galakatos, Ph.D.(2)					X	*
Kathleen LaPorte			X
Keith R. Leonard	X
Ted W. Love, M.D.	X
Daniel K. Spiegelman	X	*
Christi van Heek					X
John P. Walker			X	*	X
Total meetings in fiscal 2009	7		5		3

*
Committee Chairperson

(1)
Mr. Renton joined the Board on June 9, 2009 and was appointed to the position of Chairman of the Board and the Nominating and Corporate Governance Committee effective as of December 1, 2009.

(2)
Dr. Galakatos resigned from the Board effective December 31, 2009.

        Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions.

        The Audit Committee, among other things:

  •
  evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

  •
  determines and approves the engagement of the independent registered public accounting firm;

  •
  determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

  •
  reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  monitors the rotation of partners of the independent registered public accounting firm on the Company's audit engagement team as required by law;

  •
  reviews and approves or rejects transactions between the Company and any related persons;

  •
  confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

  •
  establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

  •
  meets to review the Company's annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Audit Committee is currently composed of three directors: Mr. Spiegelman, Dr. Love and Mr. Leonard. The Audit Committee met seven times during the 2009 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company's website at http://www.affymax.com; however, information found on our website is not incorporated by reference into this proxy statement.

        The Board of Directors reviews the NASDAQ standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ standards). The Board of Directors has also determined that Mr. Spiegelman qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Spiegelman's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer and other financial positions for public reporting companies.

Report of the Audit Committee of the Board of Directors(1)

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants' independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Mr. Daniel K. Spiegelman Mr. Keith R. Leonard Dr. Ted W. Love

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Renton, Mr. Walker and Ms. van Heek. Mr. Renton was appointed to the Nominating and Corporate Governance Committee in December 2009 in connection with Dr. Galakato's resignation from the Committee and the Board. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met one time during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company's website at http://www.affymax.com; however, information found on our website is not incorporated by reference into this proxy statement.

        The Board of Directors and the Company seek to maintain a Board composed of members who can actively and productively contribute to the success of the Company. Accordingly, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Company in the future. This assessment includes consideration of issues of, among other things, judgment, diversity, age, skills, background and industry knowledge. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current composition of the Board and the Company, with a view to increasing the overall balance of knowledge, experience and capability of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In the past, the Nominating and Corporate Governance Committee has typically engaged the services of a professional search firm to compile a list of potential candidates, but has also considered other candidates, if it deems appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Board of Directors believes that the Nominating and Corporate Governance Committee is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board and delegated responsibility for consideration of director candidates, including those submitted by stockholders, according to practices and procedures the Nominating and Corporate Governance Committee considers appropriate within the scope of its charter.

Compensation Committee

        The Compensation Committee is currently composed of three directors: Messrs. Walker and Douglas and Ms. LaPorte. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met five times during the fiscal year ended December 31, 2009. The Compensation Committee has adopted a written charter that is available to stockholders on the Company's website and http://www.affymax.com; however, information found on our website is not incorporated by reference into this proxy statement.

        The functions of the Compensation Committee include, among other things:

  •
  determining the compensation and other terms of employment of our executive officers and senior management and reviewing and approving in conjunction with the Board, corporate performance goals and objectives relevant to such compensation,

  •
  evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs,

  •
  reviewing and recommending to our board of directors the compensation of our directors,

  •
  reviewing and approving appropriate insurance coverage for our officers and directors, and

  •
  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers.

        The Compensation Committee also reviews and discusses with management the Company's Compensation Discussion and Analysis and considers whether to recommend to the Board of Directors that it be included in the proxy statement and other filings.

Compensation Committee Processes and Procedures

        Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with members of management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        During 2009, the Compensation Committee retained the services of AON Radford Surveys + Consulting to advise on executive and Board of Directors compensation including assessing pay philosophy, identifying a peer group of companies, benchmark compensation levels for executive positions, identifying long-term incentive trends in the biotechnology industry, reviewing equity grant guidelines for competitiveness, and designing program recommendations to align our business strategy and market practices.

        The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2009 are described in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        In August 2001, a group of several venture firms created the Company as an independent company—a spin out of GlaxoSmithKline. Ms. LaPorte was affiliated with one of the founding venture firms and, in the early stages of the Company's formation, acted as an officer in various capacities until February 2002.

        None of the Company's executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. The Company has had a Compensation Committee since 2003. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of our executive officers.

Compensation Committee Report(1)

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Mr. John P. Walker Ms. Kathleen LaPorte Mr. R. Lee Douglas

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 Act, as amended.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        The Company's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors c/o Corporate Secretary of Affymax, Inc., 4001 Miranda Avenue, Palo Alto, CA 94304. All relevant stockholder communications will be compiled by the Secretary of the Company and submitted to the Chairman of the Board and, if appropriate, to the entire Board. All communications directed to the Audit Committee in accordance with the Company's Code of Business Conduct and Ethics that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted the Affymax, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.affymax.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver of a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        Our executive officers and key employees and their respective ages and positions are as follows:

Name	Age	Position
Arlene M. Morris	58	President, Chief Executive Officer and Director
Paul B. Cleveland	53	Executive Vice President, Corporate Development and Chief Financial Officer
Anne-Marie Duliege, M.D., M.S.	50	Chief Medical Officer
Jeffrey H. Knapp	44	Chief Commercial Officer
Kay Slocum	63	Senior Vice President, Human Resources
Robert F. Venteicher, Ph.D.	64	Senior Vice President, Technical Operations
Christine Conroy, Pharm.D.	49	Vice President, Regulatory Affairs and Good Clinical Practice
Tracy J. Dunn, Ph.D., J.D.	47	Vice President, Intellectual Property and Legal Affairs
Carol A. Francisco, Ph.D.	58	Vice President, Biostatistics and Data Management
Steven Love	41	Vice President, Finance
Grace U. Shin, J.D.	45	General Counsel
Sylvia Wheeler	49	Vice President, Corporate Communications

Non-Director Executive Officers and Key Employees

        Paul B. Cleveland has served as our Executive Vice President, Corporate Development and Chief Financial Officer since January 2006. From April 2004 to December 2005, Mr. Cleveland served as a Managing Director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, Mr. Cleveland served as a Managing Director at J.P. Morgan Chase and Co. (and a predecessor firm, Hambrecht & Quist), an investment bank. From January 1993 to September 1996, Mr. Cleveland was a partner at Cooley Godward LLP, a law firm. From December 1988 to December 1992, he was a corporate attorney at Sidley & Austin LLP, a law firm, and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell, a law firm. Mr. Cleveland serves as a member of the board of directors of Sangamo BioSciences, Inc., a biotechnology company. Mr. Cleveland holds a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis.

        Anne-Marie Duliege, M.D., M.S. has served as our Chief Medical Officer since July 2007 and prior to that served as Vice President, Clinical, Medical and Regulatory Affairs since 2004. Since 1998, Dr. Duliege has also practiced medicine at the Lucille Packard Children's Hospital at Stanford University Medical Center. From 1992 to 2004, Dr. Duliege served in various positions at Chiron Corporation, a biotechnology company, most recently as Senior Medical Director. Dr. Duliege holds an M.D. and M.S. from Paris Medical School and an M.S. from Harvard School of Public Health.

        Jeffrey H. Knapp has served as our Chief Commercial Officer since July 2006. From November 2005 to April 2006, Mr. Knapp served as Senior Vice President, Sales and Marketing at Abgenix, Inc., a biopharmaceutical company. From October 2004 to July 2005, Mr. Knapp served as Vice President, Sales and Marketing, North America at Pharmion Corporation, a pharmaceutical company. From November 2001 to October 2004, Mr. Knapp served as Vice President, U.S. sales and marketing at EMD Pharmaceuticals, a division of Merck KGaA, a pharmaceutical company. He has also held sales, marketing and business development positions at Eli Lilly and Company and Schering-Plough Corporation, both pharmaceutical companies. Mr. Knapp holds a B.A. from Wittenberg University.

        Kay Slocum has served as our Senior Vice President, Human Resources since June 2006. From 2003 to 2006, Ms. Slocum served as a human resources consultant to us. From 2001 to 2003, Ms. Slocum served as Vice President, Human Resources of Deltagen, Inc., a biotechnology company. She also served as a Vice President of Human Resources at Corixa Corporation (formerly Coulter Pharmaceutical), a biotechnology company. Earlier in her career, Ms. Slocum served as Manager of Corporate Employee Development for Varian Associates and Management Consultant for Coulter Corporation, a biotechnology company. Ms. Slocum holds a B.A. from Southern Illinois University and an M.S. from Loyola University of Chicago.

        Robert F. Venteicher, Ph.D. has served as our Senior Vice President, Technical Operations since June 2008 and prior to that served as Vice President, Technical Operations since August 2007. From 1995 to 2007, Dr. Venteicher held several positions at Elan Pharmaceuticals, Inc., a pharmaceutical company, most recently as Vice President, R&D Quality and Compliance. From 1992 to 1995, Dr. Venteicher held several positions at Univax Biologics, Inc., a pharmaceutical company, including Vice President, Quality Assurance/Quality Control. From 1988 to 1992, Dr. Venteicher was Head, R&D Pharmaceutical Quality Control and Associate Director of Bioprocess and Analytical Development at Centocor Inc., a biotechnology company. Dr. Venteicher also held scientific and management positions with increasing responsibilities during his 10-year tenure at Hoffmann LaRoche, Inc., a pharmaceutical company. Dr. Venteicher holds a Ph.D. in chemistry from Pennsylvania State University and a B.S. in chemistry from Iowa State University. Dr. Venteicher completed postdoctoral training in biochemistry and biophysics at Johnson Research Foundation, University of Pennsylvania.

        Christine Conroy, Pharm.D. has served as our Vice President, Regulatory Affairs and Good Clinical Practice Compliance since July 2007. From 2004 to 2006, Dr. Conroy served as our Senior Director, Regulatory Affairs, and from 2006 to 2007 as our Executive Director, Regulatory Affairs. From 2002 to 2004, Dr. Conroy served as senior director, Regulatory Affairs, for Genitope Corporation, a biotechnology company. From 1995 to 2001, Dr. Conroy held several positions at Roche Global Development, a pharmaceutical company, including Regulatory Program Director with global responsibilities. From 1989 to 1994, Dr. Conroy held several positions at Syntex Laboratories, a pharmaceutical company including Manager of Medical Services Department, Drug Information Service. From 1982 to 1989, Dr. Conroy served as Staff Pharmacist at St. Luke's Hospital in Colorado. She holds a Pharm.D. from the University of Kansas, School of Pharmacy, and a B.S. in pharmacy from the University of Colorado, School of Pharmacy.

        Tracy J. Dunn, Ph.D., J.D. has served as our Vice President, Intellectual Property and Legal Affairs since 2002. From 1996 to 2002, Dr. Dunn served as Director of Intellectual Property at Aviron, a biotechnology company, and subsequently at Medimmune Vaccines, Inc., a biotechnology company. From 1991 to 1996, Dr. Dunn was a patent attorney at Townsend and Townsend and Crew in Palo Alto, California. Dr. Dunn holds B.S., Ph.D. and J.D. degrees from the University of Wisconsin, where he also completed a National Cancer Institute post-doctoral research fellowship.

        Carol A. Francisco, Ph.D. joined as our Vice President, Biostatistics & Data Management in April 2008. Prior to joining the Company, Dr. Francisco was Vice President of Biostatistics at ICON Clinical Research, Inc., a clinical research organization since 2000. From 1995 to 1999, Dr. Francisco held the position of Vice President, Biostatistics and Data Management at Pacific Research Associates, Inc., a contracts services company. From 1994 to 1995, Dr. Francisco served as Director, Biostatistics Department at Hoffman-La Roche, Inc., a pharmaceutical company. From 1986 to 1994, Dr. Francisco was Department Head, Biostatistics Department at Syntex Laboratories, Inc., a pharmaceutical company. Dr. Francisco holds a Ph.D. in statistics from Iowa State University, a M.A. in psychology from Western Washington University and a B.A. from Western Washington State College.

        Steven Love has served as our Vice President, Finance since August 2007. From 2004 to 2007, Mr. Love served as Vice President, Finance and Administration for Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc. in December 2006. From 2002 to 2004, Mr. Love served as Vice President, Finance at Informatica Corporation, a software company. From 1999 to 2002, Mr. Love held positions of increasing responsibility at Portal Software, Inc., a software company, including Senior Director, Worldwide Sales Operations, and Corporate Controller. Mr. Love also served as a Manager, Assurance and Advisory Business Services at Ernst & Young LLP, an independent registered public accounting firm. Mr. Love holds B.S. and M.A. degrees in accounting from the University of Southern California.

        Grace U. Shin, J.D. has served as our General Counsel since June 2008 and prior to that served as Vice President, Legal Affairs and Corporate Counsel since October 2006. From May 1997 to April 2006, Ms. Shin served as Corporate Counsel to FibroGen, Inc., a biotechnology company, and since 2000 held the position of Vice President of Legal Affairs and Corporate Counsel. From 1992 to 1997, Ms. Shin was a corporate attorney at Pacific Gas & Electric Company, a public utility. From to 1989 to 1992, Ms. Shin was a business associate at Cooley Godward LLP, a law firm. Ms. Shin holds a J.D. from the University of Michigan Law School and a B.A. from the University of Michigan School of Business Administration.

        Sylvia Wheeler has served as our Vice President, Corporate Communications since April 2010 and prior to that served as our executive director, Corporate Communications since January 2007. From 2004 to 2007, Ms. Wheeler served as senior director, Corporate Communications, for Depomed, Inc., a specialty pharmaceutical company. From 2000 to 2003, Ms. Wheeler served as director, Corporate Communications, for Cerus Corporation, a biomedical products company. From 1997 to 2000, Ms. Wheeler served as director, Corporate Communications, for Coulter Pharmaceutical, Inc., a biotechnology company. From 1995 to 1997, she served as director, corporate relations and planning, Connetics Corporation, a specialty pharmaceutical company. Ms. Wheeler serves as a member of the board of directors for the National Kidney Foundation Northwestern U.S. Division. She earned her MBA from the University of San Francisco and a B.A. in Biology from San Francisco State University.

        There are no family relationships among any directors or executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Company's executive compensation program is intended to align executive goals and rewards with the Company and stockholder goals and progress as the Company advances as a biopharmaceutical company. This description of compensation policies and practices applies to the Company's Chief Executive Officer (Ms. Morris), Executive Vice President of Corporate Development and Chief Financial Officer (Mr. Cleveland), Chief Medical Officer (Dr. Duliege), Senior Vice President of Technical Operations (Dr. Venteicher), and Vice President of Finance (Mr. Love), who are collectively referred to as the "named executive officers."

Role of our Compensation Committee

        The Compensation Committee acts on behalf of the Board in fulfilling the Board's responsibilities to oversee the Company's compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company's executive officers and directors; compensation includes salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans. The Compensation Committee is composed entirely of non-employee directors.

        Historically, the Compensation Committee has evaluated corporate performance objectives and made adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year or at the end of the preceding year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as broader strategic issues, including the effectiveness of the Company's compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation in the life sciences industry and at peer companies, at various meetings throughout the year. Generally, the Compensation Committee's process focuses on two related elements: the evaluation of performance objectives, both for the individual and for the Company, and the determination of compensation levels taking into consideration the target compensation for the individual based on industry surveys and the overall performance against objectives. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which proposes to the Board adjustments to her compensation as well as awards to be granted.

        For additional information relating to the composition, role and responsibilities of the Compensation Committee, see "Information Regarding the Board of Directors and Corporate Governance—Committees of the Board of Directors—Compensation Committee."

Compensation Program Objectives

        The Company's executive compensation program is designed to achieve the following objectives:

  •
  attract and retain talented and experienced executives in an extremely competitive labor market of biotechnology and pharmaceutical companies located in Northern California;

  •
  motivate and reward key contributors whose knowledge, skills and performance are critical to growing our business and advancing our lead product candidate, Hematide™, through clinical trials towards commercialization;

  •
  provide a compensation package that includes performance-based rewards and aligns rewards with accomplishment of Company objectives;

  •
  provide performance-based rewards for the accomplishment of planned Company's and/or individual's achievement of goals;

  •
  ensure fairness among the executive management team by recognizing the contributions each executive makes to the Company's progress and achievement of Company goals; and

  •
  foster teamwork and a shared commitment among executives to overall corporate progress by aligning the Company's and their individual goals.

Components of the Executive Compensation Program

        For 2009, the principal components of the Company's executive compensation program consisted of:

  •
  base salary;

  •
  eligibility for an annual cash bonus;

  •
  equity incentives primarily in the form of stock options; and

  •
  severance protection.

        The Company utilizes short-term compensation, including base salary and cash bonuses, to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, to meet competitive market conditions, and to motivate and reward key executives to perform. The Company may award annual performance bonuses of up to a percentage of the employee's base salary depending upon achievement of annual goals and objectives. In 2009, the target bonus amounts for the Chief Executive Officer was up to 50% of base salary and between 30-35% of base salary for the other named executive officers. The Chief Executive Officer's bonus is based solely on the goals of the Company, and the other named executive officers' bonuses are based on a combination of Company and individual goals. In addition, equity incentives, through the grant of stock options, are designed to directly align interests of the named executive officers with the interests of the stockholders over the long-term and encourage the growth of stockholder value through upside potential. The Company targets maintenance of equity ownership levels for the Chief Executive Officer consistent with ownership levels of Chief Executive Officers of peer companies.

Competitive Market Review

        The Compensation Committee annually reviews executive compensation of the named executives officers with those reported for peer companies in the Northern California biotechnology and pharmaceutical industry to ensure that total compensation (base salary, annual bonus targets, and stock ownership) is market competitive, based on business and individual performance, and fair, based on internal equity in pay practices. The Company participates in an annual, national survey of executive compensation of approximately 528 biotechnology and pharmaceutical companies conducted by AON Radford Surveys + Consulting, or AON Radford. During 2009, the Compensation Committee retained the services of AON Radford to advise on executive and Board of Directors compensation, including assessing pay philosophy, identifying a peer group of companies, benchmarking compensation levels for executive positions, identifying long-term incentive trends in the industry, reviewing equity grant guidelines for competitiveness, and designing program recommendations to align our business strategy and market practices.

        The group of peer companies is reviewed annually and updated by the Compensation Committee based on the criteria of similarly-sized companies by market capitalization, employee size, stage of development, and companies with which the Company regularly competes for talent. Twenty-seven public biotechnology and biopharmaceutical companies were in the selected peer group for the 2009 compensation review and benchmarking process: ACADIA Pharmaceuticals, Alexza Pharmaceuticals, Arena Pharmaceuticals, ARYx Therapeutics, Cadence Pharmaceuticals, Cytokinetics, Cytori Therapeutics, Depomed, Exelixis, Facet Biotech, Geron, InterMune, Ligand Pharmaceuticals, MAP Pharmaceuticals, Maxygen, Medivation, Momenta Pharmaceuticals, Neurogesx, Pain Therapeutics, Poniard Pharmaceuticals, Rigel Pharmaceuticals, Sangamo BioSciences, Seattle Genetics, SuperGen, Theravance, XenoPort and XOMA.

        As the Company competes with larger biotechnology and pharmaceutical companies for talent in Northern California, a very competitive labor market, the Company's philosophy is to use a guideline total compensation target generally at the 60th percentile of compensation compared to peer company data for benchmarked, comparable positions. For 2009, this represented approximately a 4.5% overall increase in base salary over 2008, including market adjustments. This approach applies to the named executive officers and generally to all positions company-wide, except that individual pay may range substantially below or above those percentiles and percentages depending upon job function, scope of responsibility, individual performance and experience, skills, contribution, and competitive market factors when, in the judgment of management and the Compensation Committee, with respect to executive officers, the value of the individual's experience, performance and specific skills-justified variation. As a result, competitively superior pay is given to the superior performers and the compensation increases target the strongest performers.

Performance and Compensation Process

        At the beginning of each year, the Board of Directors in consultation with the Chief Executive Officer establishes corporate objectives that it believes are the most significant goals for the Company in the upcoming year that are critical to the success of the Company in the short and long-term. These corporate objectives normally include departmental, functional goals as well as project-based, cross-functional goals. Typically our corporate objectives include associated target achievement dates, usually based on calendar quarters. Although there is a mid-year review, consistent with the compensation philosophy established by the Board, the objectives, once established, do not generally change during the year but rather significant unforeseen obstacles or changes in circumstances outside of the control of management may be taken into account in the assessment of the results. The Company does not disclose the specific goals as they contain competitively sensitive information and are not material to an understanding of compensation awards to the named executive officers. In 2009, the corporate objectives included those as outlined in the below table:

Performance Category	Performance Objective	2009 Percentage Weighting Targeted	2009 Percentage Result Assessed
Clinical	Complete certain activities relating to database lock of the Pearl (pre-dialysis) studies in the Phase 3 clinical program for Hematide for chronic renal failure before December 31, 2009	12%	0%
	Complete certain activities relating to progress towards entry of data and extension of the Emerald (dialysis) studies in the Phase 3 clinical program for Hematide for chronic renal failure before December 31, 2009	18%	18%
New Drug Application (NDA) Preparation	Complete content and drafts of certain specified sections of the Hematide NDA before specified dates in 2009 and implementation of planning activities relating to the cardiovascular event rate for the Phase 3 clinical program	10%	8.7% (as adjusted)
Pre-clinical	Complete draft reports for certain Hematide toxicology studies	5%	5%
Commercial	Achieve certain Hematide U.S. commercialization goals with Takeda Pharmaceutical Company Limited (Takeda) relating to the collaboration in support of the renal indication before December 31, 2009	20%	22% (as adjusted)
Strategic Objectives	Complete certain testing and validation related steps and production goals relating to manufacture of Hematide active pharmaceutical ingredient (API)	15%	10% (as adjusted)
	Achieve specified cash, receivables and investment minimum target (with the stretch goal at a higher specified level) at year-end 2009	20% (30% based on stretch)	30% (based on the stretch)
	Totals:	100% (110% based on stretch)	93.7%

        The Compensation Committee considers actual results against the specific deliverables associated with the corporate objectives, the extent to which each goal was a significant stretch goal for the organization, whether significant unforeseen obstacles or changes in circumstances outside of the control of management altered the expected difficulty of achieving the goal or modified the desired results, and the extent to which economic assumptions underlying the performance targets were accurate. The corporate objectives established by the Board in 2009 were intended to be value-building and moderately difficult to achieve, but also included a stretch performance objective to increase financial resources with the understanding that accomplishment of such objective would be extremely difficult to achieve based on the recent economic environment. The objectives did not change during the year, but the Compensation Committee, in reviewing the achievement at the end of the year, exercised discretion to recommend that percentage weightings assigned to certain goals that were no longer considered significant to the success of the Company, as determined by the Board of Directors, could be allocated to the achievement of other objectives that had more significance in light of the determination that the original objective was no longer applicable. Accordingly, the Board determined that the Company achieved 93.7% of its objectives for 2009, as summarized above. Historically, the

Board determined that the Company achieved the following levels with respect to its corporate objectives:

Year	Percentage of Corporate Objectives Achieved
2004	80.0%
2005	90.0%
2006	85.0%
2007	82.25%
2008	110.0%

        Accordingly, although the Compensation Committee measures performance of the specific goals within the categories, the performance determination by the Compensation Committee for a particular category is based on the Compensation Committee's assessment of the overall performance for the year, whether or not all of the specific goals have been achieved, and forming the basis for the Board recommendation of achievement of the corporate objectives.

        Ms. Morris' bonus compensation is generally based entirely (100%) on the achievement level of the corporate objectives, but may be adjusted by the Board based upon its assessment of performance by Ms. Morris, the management team or the organization overall. Each of the other named executive officers' performance is generally evaluated against a combination of corporate objectives and specific individual objectives related to the named executive officer's functional responsibilities. The individual performance objectives are generally designed to align the goals of the named executive officer and his or her department in support of the corporate objectives and development of the organization. The named executive officers other than Ms. Morris receive their bonuses based on a mix of corporate objectives ranging from 50% to 75% of the total bonus calculation.

        For 2009, the individual performance objectives for Mr. Cleveland primarily related to financial performance, collaboration management and investor relations matters, including achievement of cash usage targets through the year and a specified cash, receivables and investment minimum target (with the stretch goal at a higher specified level) at year-end 2009, improvement of financial and budgetary systems, management of Takeda collaboration activities, and investor relations activities. Dr. Duliege's 2009 individual performance objectives related primarily to, among other things, clinical and regulatory accomplishments for Hematide, management of the Phase 2 and Phase 3 clinical programs for chronic renal failure including implementation of planning activities relating to the cardiovascular event rate for the Phase 3 clinical program, Takeda collaboration activities, planning activities related to the Hematide NDA for submission to the Food and Drug Administration (FDA), supporting communications activities and achieving budgetary targets. Dr. Venteicher's 2009 individual performance objectives related primarily to the accomplishment of certain testing and validation related steps and production goals relating to manufacture of Hematide active pharmaceutical ingredient (API), and ensuring supply of drug substance for clinical and other purposes, in addition to collaboration related activities, and planning activities related to the Hematide NDA. Mr. Love's 2009 individual performance objectives related primarily to financial and accounting matters, including achievement of a specified cash, receivables and investment minimum target (with the stretch goal at a higher specified level) at year-end 2009, improvement of financial and budgetary systems, investor relations activities, accounting compliance certifications, and development of the finance organization.

        At the end of each year, the Chief Executive Officer and the other named executive officers typically prepare a written self-assessment of their individual performances during the year which is considered by their supervisor or in the case of the Chief Executive Officer, the Compensation Committee and the Board, as part of the full assessment of performance. In the case of the Chief Executive Officer's performance, the Compensation Committee also includes individual assessments by the Board members (other than Ms. Morris) and provides a summary and recommendation to the

Board in conjunction with its assessment of accomplishments of corporate objectives. For the other named executive officers, the Chief Executive Officer presents to the Compensation Committee management's assessment of each named executive officer's performance during the year, including recommended percentage for the individual performance factor based on the achievement of such individual's specific performance objectives and a summary of the accomplishments in the related functional area of responsibility. At the end of 2009 and in early 2010, Ms. Morris assessed the performance of the other named executive officers and reviewed their individual accomplishments with the Compensation Committee. In general, individual performance is evaluated based on a combination of demonstrated leadership and the achievement of operational, functional or product specific goals. The Compensation Committee reviewed the individual accomplishments in conjunction with Ms. Morris for the other named executive officers to determine the recommendation of the individual performance factor. The Compensation Committee takes into consideration the accomplishment of the individual performance objectives as well as the achievement of the corporate goals in formulating its assessment of the performance factors that impact the annual bonuses and other compensation recommendations to the Board of Directors.

        Based on the recommendations and assessment by the Compensation Committee, the Board of Directors approved in January 2010, annual bonus payments for 2009 performance by the named executive officer. The following table summarizes the total annual bonus payment, including the company and individual performance weightings used to calculate the total annual bonus payment to each named executive officer:

	Target Annual Bonus		Company Performance		Individual Performance		Total Annual Bonus Payments
Named Executive Officer	% of Salary	Dollar amounts	Company Performance Factor	Weighting	Individual Performance Factor	Weighting	% of Salary	Dollar amounts
Arlene M. Morris	50%	$263,278	92.7% as	100%	—	—	46%	$244,058
President, CEO, and Director			adjusted

Paul B. Cleveland	35%	$116,953	93.7%	75%	90%	25%	32.5%	$108,503
EVP, Corporate Development and CFO

Anne Marie Duliege, M.D., M.S.	35%	$127,155	93.7%	75%	100%	25%	33%	$121,147
CMO

Robert F. Venteicher, Ph. D.	35%	$109,900	93.7%	75%	85%	25%	32%	$100,586
SVP, Technical Operations

Steven Love	30%	$74,174	93.7%	50%	90%	50%	28%	$68,129
VP, Finance

        In addition, in determining the long-term incentive component of executive compensation, the Compensation Committee considers the Company's performance and the attainment of individual performance objectives, the value of similar incentive awards and grant levels as a percent of shares outstanding given to executive officers at peer companies, the awards given to the named executive officers in past years, and percentage ownership which is vested and unvested. The Compensation Committee reviews the stock options guidelines recommended by AON Radford developed to target the 60th percentile of compensation compared to peer company data. Information is provided in the ranges around such percentile to allow the Compensation Committee to assess possible adjustments from the target level. These recommended guidelines balance competitive equity grant values and grant levels as a percent of shares outstanding. The Compensation Committee views equity compensation as the basis for long-term incentive compensation. Based on this philosophy, stock option grants for each executive officer are determined based upon consideration of such executive officer's vested and unvested percentage ownership of the Company, relative to the equity grant values and percentage ownership of such executive officer's peers working at peer companies, and an evaluation of such executive officer's individual performance.

        Based on the recommendations and assessment by the Compensation Committee relative to the AON Radford equity guidelines identified for each named executive officer, the Board of Directors approved in January 2010, annual stock option grants pursuant to the 2006 Equity Incentive Plan for each named executive officer related to 2009 performance as summarized in the following table:

Named Executive Officer	Equity Guideline Minimum	Equity Guideline Mid-point	Equity Guideline Maximum	Total Shares underlying Option Grant*
Arlene M. Morris	50,000 shares	75,000 shares	100,000 shares	90,000 shares
President, CEO, and Director
Paul B. Cleveland	15,000 shares	25,000 shares	35,000 shares	35,000 shares
EVP, Corporate Development and CFO
Anne Marie Duliege, M.D., M.S.	15,000 shares	25,000 shares	35,000 shares	35,000 shares
CMO
Robert F. Venteicher, Ph. D.	15,000 shares	25,000 shares	35,000 shares	25,000 shares
SVP, Technical Operations
Steven Love	10,000 shares	15,000 shares	20,000 shares	15,000 shares
VP, Finance

*
The shares vest and become exercisable in a series of forty-eight (48) successive equal monthly installments over the four (4) year period measured from January 1, 2010. The stock options have an exercise price of $24.50 per share, the closing price of the Company's Common Stock as reported by The NASDAQ Global Market on the date of grant.

Executive Compensation Actions

        The Compensation Committee's recommendation of base salary increases, stock option grants, and performance bonuses to the named executive officers were made to the independent members of the Board of Directors after reviewing the performance of such named executive officers, taking into consideration the achievement of the Board-approved corporate objectives, as well as the analysis by AON Radford, which included a comparison to the benchmark data of corresponding executive positions in the identified peer companies. Ms. Morris is not permitted to be present during the deliberations regarding her compensation.

        Based on the recommendations and assessment by the Compensation Committee, the Board of Directors approved the following:

Arlene M. Morris, President and Chief Executive Officer

  Actions for 2009

  •
  Base Salary.  In January 2009, a $15,337 increase in 2009 base salary to $526,555 effective January 1, 2009, which represented a 3% increase from the prior year's salary, consistent with maintaining her base salary at approximately the 50th percentile level of identified peer company data.

  •
  Equity Incentives.  In January 2009, Ms. Morris was granted stock options exercisable for 80,000 shares with an exercise price of $10.99 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford and in recognition of high level of corporate performance for 2008 as well as the retention value considering the fact that Ms. Morris' existing options were significantly vested. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2009.

  •
  Annual Performance Bonus.  In January 2010, Ms. Morris was awarded a cash bonus of $244,058 related to 2009 performance.

  Actions for 2010

  •
  Base Salary.  In January 2010, a $18,445 increase in 2010 base salary to $545,000 effective January 1, 2010, which represented a 3.5% increase from the prior year's salary to align her base salary at approximately the 60th percentile level of identified peer company data.

  •
  Equity Incentives.  In January 2010, Ms. Morris was granted stock options exercisable for 90,000 shares with an exercise price of $24.50 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford and in recognition of high level of corporate performance for 2009 as well as the retention value considering the fact that Ms. Morris' existing options were significantly vested. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2010.

  •
  Annual Performance Bonus.  In January 2010, based on the Compensation Committee's recommendation, the Board increased Ms. Morris' target bonus eligibility to 60% of base salary for the upcoming year.

Paul B. Cleveland, Executive Vice President, Corporate Development and Chief Financial Officer

  Actions for 2009

  •
  Base Salary.  In January 2009, a $6,552 increase in 2009 base salary to $334,152 effective January 1, 2009, which represented a 2% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2009, Mr. Cleveland was granted stock options exercisable for 28,000 shares with an exercise price of $10.99 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2009.

  •
  Annual Performance Bonus.  In January 2010, Mr. Cleveland was awarded a cash bonus of $108,503 related to 2009 performance.

  Actions for 2010

  •
  Base Salary.  In January 2010, a $11,695 increase in 2010 base salary to $345,847 effective January 1, 2010, which represented a 3.5% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2010, Mr. Cleveland was granted stock options exercisable for 35,000 shares with an exercise price of $24.50 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2010.

Anne-Marie Duliege, Chief Medical Officer, M.D., M.S.

  Actions for 2009

  •
  Base Salary.  In January 2009, a $17,300 increase in 2009 base salary to $363,300 effective January 1, 2009, which represented a 5% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2009, Dr. Duliege was granted stock options exercisable for 38,000 shares with an exercise price of $10.99 per share. The number of stock options granted was in consideration of her high level of performance during 2008 and her attainment of 120% of her personal objectives. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2009.

  •
  Annual Performance Bonus.  In January 2010, Dr. Duliege was awarded a cash bonus of $121,147 related to 2009 performance.

  Actions for 2010

  •
  Base Salary.  In January 2010, a $10,899 increase in 2010 base salary to $374,199 effective January 1, 2010, which represented a 3% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2010, Dr. Duliege was granted stock options exercisable for 35,000 shares with an exercise price of $24.50 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2010.

Robert F. Venteicher, Ph.D., Senior Vice President, Technical Operations

  Actions for 2009

  •
  Base Salary.  In January 2009, a $14,000 increase in 2009 base salary to $314,000 effective January 1, 2009, which represented a 4.7% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2009, Dr. Venteicher was granted stock options exercisable for 33,000 shares with an exercise price of $10.99 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2009.

  •
  Annual Performance Bonus.  In January 2010, Dr. Venteicher was awarded a cash bonus of $100,586 related to 2009 performance.

  Actions for 2010

  •
  Base Salary.  In January 2010, a $7,850 increase in 2010 base salary to $321,850 effective January 1, 2010, which represented a 2.5% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2010, Dr. Venteicher was granted stock options exercisable for 25,000 shares with an exercise price of $24.50 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2010.

Steven Love, Vice President, Finance

  Actions for 2009

  •
  Base Salary.  In January 2009, a $4,848 increase in 2009 base salary to $247,248 effective January 1, 2009, which represented a 2% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2009, the Board of Directors granted Mr. Love stock options exercisable for 18,000 shares with an exercise price of $10.99 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2009.

  •
  Annual Performance Bonus.  In January 2010, Mr. Love was awarded a cash bonus of $68,129 related to 2009 performance.

  Actions for 2010

  •
  Base Salary.  In January 2010, a $7,417 increase in 2010 base salary to $254,665 effective January 1, 2010, which represented a 3% increase from the prior year's salary.

  •
  Equity Incentives.  In January 2010, the Board of Directors granted Mr. Love stock options exercisable for 15,000 shares with an exercise price of $24.50 per share. The number of stock options granted was consistent with the guidelines recommended by AON Radford. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2010.

Equity Grant Practices

        Our equity grant date practices require that stock options and other equity compensation have prices determined based on the fair market value on the date of grant. The fair market value of our grants of equity awards is the closing price on the NASDAQ Global Market on the date of approval of the grant by the Board, the Compensation Committee or the Stock Option Committee. Beginning in 2007, the Board delegated authority to a committee composed of certain officers of the Company, the Stock Option Committee, to grant stock options to non-officer employees pursuant to the Company's 2006 Equity Incentive Plan in accordance with guidelines approved by the Compensation Committee from time to time.

Employee Stock Purchase Plan

        In December 2006, the Company's 2006 Employee Stock Purchase Plan, or the Purchase Plan, became effective in connection with the Company's initial public offering. The Purchase Plan enables the named executive officers generally on the same basis as all employees to purchase, through payroll deductions, shares of the Company's common stock without payment of brokerage costs at a discount from the fair market value of the common stock at the time of purchase.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

        In December 2008, the Company entered into amended and restated employment agreements with the named executive officers of the Company to conform severance benefits under existing employment agreements to the final regulations under Section 409A of the Internal Revenue Code and to provide certain additional severance benefits based upon the Compensation Committee's review of peer company and industry practices. The employment agreements provide that the officer is employed "at-will" so that the employment relationship may be terminated for any reason at any time and that as a condition of receipt of any severance benefits, the officer is obligated to execute a release of claims. Each of the named executive officers has also entered into a standard form agreement with respect to confidential information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Ms. Morris' Agreement

        Under the terms of the amended and restated employment agreement, if Ms. Morris is terminated without cause or she resigns following a material reduction in her duties or compensation or other events constituting constructive termination, she will receive the following severance benefits: (i) a lump sum cash payment equal to 12 months of her then current annual base salary, (ii) reimbursement for up to 12 months of COBRA premiums, and (iii) the right to exercise any vested stock option shares that have been granted to her until the earlier of one year following the date of termination or the expiration of the term of any such option.

        In the event of a change of control of the Company and Ms. Morris' involuntary termination within 12 months thereof, she will receive the following severance benefits: (i) a lump sum cash payment equal to 18 months of her then current annual base salary, (ii) a lump sum cash payment equal to one and one half (1 1/2) times Ms. Morris' annual target bonus potential for the year in which the acquisition occurs, (iii) reimbursement for up to 12 months of COBRA premiums, (iv) acceleration of vesting of all of her outstanding stock options, (v) the right to exercise her stock options until the earlier of one year following the date of termination or the term of such option, and (vi) the right to receive reimbursement for excise taxes of up to a maximum of $500,000. In the event of termination due to Ms. Morris' death or disability, Ms. Morris' employment agreement provides for certain benefits including the acceleration of outstanding options as described below.

Mr. Cleveland's, Dr. Duliege's and Dr. Venteicher's Agreements

        Under the terms of the amended and restated employment agreements with Mr. Cleveland, Dr. Duliege and Dr. Venteicher, respectively, if such officer is terminated without cause or such officer resigns following a material reduction in duties or compensation or other events constituting constructive termination, the officer will receive the following severance benefits: (i) a lump sum cash payment equal to 6 months of such officer's then annual base salary, (ii) reimbursement of up to 12 months of COBRA premiums, and (iii) the right to exercise any vested stock option shares that have been granted to him or her until the earlier of one year following the date of termination or the expiration of the term of any such option.

        In the event of a change of control of the Company and involuntary termination within 12 months, each such officer will receive the following severance benefits: (i) a lump sum cash payment equal to 12 months of his or her then current annual base salary, (ii) a lump sum cash payment equal to one (1) times his or her annual target bonus potential for the year in which the acquisition occurs, (iii) reimbursement for up to 12 months of COBRA premiums, (iv) acceleration of vesting of all outstanding options, (v) the right to exercise any such stock options until the earlier of one year following the date of termination or the expiration of the term of any such option, and (vi) the right to receive reimbursement for excise taxes of up to a maximum of $250,000 for each such officer.

Mr. Love's Agreement

        Under the terms of the amended and restated employment agreement with Mr. Love, if Mr. Love is terminated without cause or he resigns following a material reduction in his duties or compensation or other events constituting constructive termination, he will receive the following severance benefits: (i) a lump sum cash payment equal to 6 months of his then current annual base salary, (ii) reimbursement of up to 12 months of COBRA premiums, and (iii) the right to exercise any vested stock option shares that have been granted to him until the earlier of one year following the date of termination or the expiration of the term of any such option.

        In the event of a change of control of the Company and involuntary termination without cause within 12 months of the change of control, Mr. Love will receive the following severance benefits: (i) a lump sum cash payment equal to 6 months of his then current annual base salary, (ii) a lump sum equal to one-half (1/2) times Mr. Love's annual target bonus potential, (iii) reimbursement for up to 12 months of COBRA premiums, (iv) acceleration of vesting of all outstanding options, and (v) the right to exercise any vested stock option shares that have been granted until the earlier of one year following the date of termination or the expiration of the term of any such option. The Company and Mr. Love have agreed to reduce severance benefits in certain circumstances to achieve the best after-tax result for Mr. Love.

        The following table quantifies certain payments which would have become due to Ms. Morris, Mr. Cleveland, Dr. Duliege, Dr. Venteicher and/or Mr. Love assuming that one of the events described above occurred as of December 31, 2009.

Executive Benefits and Payments upon Termination	Involuntary Termination or Termination for Good Reason		Voluntary Termination		Termination for Death or Disability		Involuntary Termination upon a Change in Control(1)
Ms. Morris
Compensation:
Severance payment	$526,555	(2)	$—		$—		$1,184,749	(3)
Accelerated stock options	—		—		253,483	(4)	1,014,081	(5)
Benefits and perquisites:
Health care	21,627	(6)	—		—		21,627	(6)
Accrued vacation pay	—		28,430	(7)	28,430	(7)	—
Reimbursement of applicable excise taxes	—		—		—		500,000	(8)
Mr. Cleveland
Compensation:
Severance payment	$167,076	(9)	$—		$—		$451,105	(10)
Accelerated stock options	—		—		—		375,924	(5)
Benefits and perquisites:
Health care	21,627	(6)	—		—		21,627	(6)
Accrued vacation pay	—		12,805	(7)	—		—
Reimbursement of applicable excise taxes	—		—		—		250,000	(11)
Dr. Duliege
Compensation:
Severance payment	$181,650	(9)	$—		$—		$490,455	(10)
Accelerated stock options	—		—		—		446,087	(5)
Benefits and perquisites:
Health care	18,615	(6)	—		—		18,615	(6)
Accrued vacation pay	—		35,359	(7)	—		—
Reimbursement of applicable excise taxes	—		—		—		250,000	(11)
Dr. Venteicher
Compensation:
Severance payment	$157,000	(9)	$—		$—		$423,900	(10)
Accelerated stock options	—		—		—		520,710	(5)
Benefits and perquisites:
Health care	16,750	(6)	—		—		16,750	(6)
Accrued vacation pay	—		24,770	(7)	—		—
Reimbursement of applicable excise taxes	—		—		—		250,000	(11)
Mr. Love
Compensation:
Severance payment	$123,624	(9)	$—		$—		$160,711	(12)
Accelerated stock options	—		—		—		200,156	(5)
Benefits and perquisites:
Health care	21,627	(6)	—		—		21,627	(6)
Accrued vacation pay	—		10,898	(7)	—		—
Reimbursement of applicable excise taxes	—		—		—		—

(1)
A change of control includes the merger, consolidation or other reorganization of the Company, the sale, transfer or other disposition of all or substantially all of the Company's assets, and a change of a majority of the membership of the Company's Board (other than by approval by a majority of incumbent directors).

(2)
Represents 12 months of then current annual base salary.

(3)
Represents 18 months of then current annual base salary and 18 months of annual target bonus potential.

(4)
An additional 25% of outstanding stock options will become vested and exercisable upon termination due to death or disability. The value of the accelerated stock options was calculated by taking the difference between the closing market price of our common stock of $24.74 as reported on the NASDAQ Global Market on December 31, 2009 and the exercise price of each accelerated stock option that was in-the-money at December 31, 2009.

(5)
All unvested stock options will become vested and exercisable in full upon involuntary termination following a change of control. The value of the accelerated stock options was calculated by taking the difference between the closing market price of our common stock of $24.74 as reported on the NASDAQ Global Market on December 31, 2009 and the exercise price of each accelerated stock option that was in-the-money at December 31, 2009.

(6)
Payment of COBRA health insurance premiums up to 12 months.

(7)
Based on vacation days accrued as of December 31, 2009.

(8)
The Company is obligated to make a reimbursement of applicable excise taxes up to a maximum of $500,000.

(9)
Represents 6 months of then current annual base salary.

(10)
Represents 12 months of then current annual base salary and 12 months of annual target bonus potential.

(11)
The Company is obligated to make a reimbursement of applicable excise taxes up to a maximum of $250,000.

(12)
Represents 6 months of then current annual base salary and 6 months of annual target bonus potential.

DIRECTOR COMPENSATION

        Each non-employee member of our Board of Directors is entitled to receive the following cash compensation:

  •
  $40,000 per year for service as a board member;

  •
  $30,000 per year for service as a Chairman of the board;

  •
  $25,000 additional per year for service as lead director of the board;

  •
  $15,000 per year for service as a member of the audit committee;

  •
  $10,000 additional per year for service as chairman of the audit committee;

  •
  $10,000 per year for service as a member of the compensation committee;

  •
  $5,000 additional per year for service as chairman of the compensation committee;

  •
  $7,500 per year for services as a member of the nominating and corporate governance committee; and

  •
  $2,500 additional per year for service as chairman of the nominating and corporate governance committee.

        To the extent that the Board or any Committee thereof meets more than ten times in any year each member of the Board or such Committee, as applicable, will receive a per meeting fee in excess of ten meetings as follows:

  •
  $2,000 for each board meeting attended in person ($1,000 for meetings attended by video or telephone conference);

  •
  $2,000 for each audit committee meeting attended;

  •
  $1,000 for each compensation committee meeting attended; and

  •
  $1,000 for each nominating and corporate governance committee meeting attended.

        All non-employee Board members are reimbursed for reasonable expenses incurred in attending board or committee meetings.

        Non-employee Board members receive non-discretionary, non-statutory stock options under our 2006 Equity Incentive Plan. Each non-employee director joining our Board of Directors is automatically granted a non-statutory stock option to purchase 7,500 shares of common stock if joining prior to October 29, 2009 or 12,500 shares of common stock if joining thereafter with an exercise price equal to the then fair market value of our common stock on the date of grant. Upon appointment to the Board in June 2009, Mr. Renton received an automatic grant of non-statutory stock option to purchase 7,500 shares of common stock at an exercise price of $16.58 per share. On the date of each annual meeting of our stockholders, each non-employee director also is automatically granted a non-statutory stock option to purchase 2,500 shares (or 7,500 shares commencing with our 2010 annual meeting) of our common stock with an exercise price equal to the fair market value of our common stock on that date. Accordingly, in May 2009 upon our last annual stockholders meeting, the non-employee directors, Messrs. Douglas, Walker, Spiegelman and Leonard, Dr. Galakatos, Dr. Love, Ms. LaPorte and Ms. van Heek, each received a grant of non-statutory stock option to purchase 2,500 shares of our common stock at an exercise price of $16.79 per share. Initial grants vest monthly over three years. Automatic annual grants vest monthly over 12 months. All stock options granted under our 2006 Equity Incentive Plan have a term of ten years.

        The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
R. Lee Douglas	52,000		32,168	84,168
Nicholas Galakatos, Ph.D.(2)	74,708	(3)	32,168	106,876
Kathleen LaPorte	50,000		32,168	82,168
John P. Walker	66,500		32,168	98,668
Ted W. Love, M.D.	59,000		32,168	91,168
Daniel K. Spiegelman	70,000		32,168	102,168
Christi van Heek	47,500		32,168	79,668
Keith R. Leonard	58,000		32,168	90,168
Hollings C. Renton(4)	26,667		95,852	122,519

(1)
Amounts in this column represent the aggregate grant date fair value of option awards to our non-employee directors, which are computed in accordance with FASB ASC Topic 718. See Note 8 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions made in determining the grant date fair value.

(2)
Dr. Galakatos resigned from the Board of Directors as of December 31, 2009.

(3)
Dr. Galakatos requested that such amounts be paid to MPM Asset Management LLC.

(4)
Mr. Renton joined the Board of Directors in June 2009.

        The following table shows certain information as to the grant dates and the fair market value of stock option grants to our non-employee directors:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price ($/Sh)	Grant Date Fair Value ($)(1)
R. Lee Douglas(2)	8/5/2004	16,250	0.80	10,122
	2/10/2006	7,500	4.36	100,979
	12/14/2006	7,500	25.00	136,732
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
Nicholas Galakatos, Ph.D.(3)	12/14/2006	7,500	25.00	136,732
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
Kathleen LaPorte(4)	12/14/2006	7,500	25.00	136,732
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
John P. Walker(5)	12/14/2006	7,500	25.00	136,732
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
Ted W. Love, M.D.(6)	7/28/2006	7,500	18.84	139,239
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
Daniel K. Spiegelman(7)	9/27/2006	7,500	18.84	147,582
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
Christi van Heek(8)	12/6/2007	7,500	25.83	134,588
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
Keith R. Leonard(9)	12/6/2007	7,500	25.83	134,588
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
Hollings C. Renton(10)	6/9/2009	7,500	16.58	95,852

(1)
Total stock-based compensation as determined under FASB ASC Topic 718. Amounts are amortized over the requisite service period for each award.

(2)
As of December 31, 2009, Mr. Douglas held options to purchase 38,750 shares of our common stock.

(3)
As of December 31, 2009, Dr. Galakatos held options to purchase 15,000 shares of our common stock.

(4)
As of December 31, 2009, Ms. LaPorte held options to purchase 15,000 shares of our common stock.

(5)
As of December 31, 2009, Mr. Walker held options to purchase 15,000 shares of our common stock.

(6)
As of December 31, 2009, Dr. Love held options to purchase 15,000 shares of our common stock.

(7)
As of December 31, 2009, Mr. Spiegelman held options to purchase 15,000 shares of our common stock.

(8)
As of December 31, 2009, Ms. van Heek held options to purchase 12,500 shares of our common stock.

(9)
As of December 31, 2009, Mr. Leonard held options to purchase 12,500 shares of our common stock.

(10)
As of December 31, 2009, Mr. Renton held options to purchase 7,500 shares of our common stock.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009, 2008 AND 2007

        The following table shows compensation awarded to or paid to, or earned by, the Company's Chief Executive Officer, Chief Financial Officer and the other named executive officers for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Arlene M. Morris	2009	526,555	630,976		244,058	(5)	4,000	(8)	1,405,589
President and Chief Executive	2008	511,218	—		281,170	(6)	4,000	(8)	796,388
Officer	2007	464,744	3,075,718	(9)	191,126	(7)	—		3,731,588
Paul B. Cleveland	2009	334,152	220,842		108,503	(5)	4,000	(8)	667,497
Executive Vice President,	2008	327,600	—		121,540	(6)	4,000	(8)	453,140
Corporate Development and Chief Financial Officer	2007	315,000	905,784	(9)	87,318	(7)	—		1,308,102
Anne-Marie Duliege, M.D., M.S.	2009	363,300	299,714		121,147	(5)	4,000	(8)	788,161
Chief Medical Officer(2)	2008	346,000	—		136,238	(6)	4,000	(8)	486,238
Robert F. Venteicher, Ph.D.	2009	314,000	260,278		100,586	(5)	4,000	(8)	678,864
Senior Vice President, Technical Operations(3)	2008	291,970	254,860		109,854	(6)	4,000	(8)	660,684
Steven Love	2009	247,248	141,970		68,129	(5)	4,000	(8)	461,347
Vice President, Finance(4)	2008	242,400	—		72,720	(6)	4,000	(8)	319,120
	2007	88,615	722,514		19,464	(7)	—		830,593

(1)
Amounts in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. See Note 8 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions made in determining the grant date fair value.

(2)
As Dr. Duliege became an executive officer of the Company in 2008, SEC rules do not require her compensation for prior years to be disclosed.

(3)
As Dr. Venteicher became an executive officer of the Company in 2008, SEC rules do not require his compensation for prior years to be disclosed.

(4)
Mr. Love has served as the Company's Vice President, Finance since August 2007.

(5)
Represents cash performance bonuses for 2009. Bonuses for 2009 were paid in the following year.

(6)
Represents cash performance bonuses for 2008. Bonuses for 2008 were paid in the following year.

(7)
Represents cash performance bonuses for 2007. Bonuses for 2007 were paid in the following year.

(8)
Represents the Company-paid match on the employee's contributions to the Company's 401(k) plan. Under rules promulgated by the SEC, no perquisite amounts are shown for any named executive officer or NEO if the aggregate amount for any NEO did not exceed $10,000.

(9)
Represents the fair value of option awards granted on January 5, 2007 and December 18, 2007. No options were granted in 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

        The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to the named executive officers:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards
				All Other Option Awards: Number of Securities Underlying Options (#)
						Grant Date Fair Value of Stock and Option Awards ($)(3)
					Exercise Price of Option Awards ($/Sh)
Name	Grant Date	Target ($)
Ms. Morris		244,058	(1)	—	—	—
	1/15/2009	—		80,000	10.99	630,976
Mr. Cleveland		108,503	(1)	—	—	—
	1/15/2009	—		28,000	10.99	220,842
Dr. Duliege		121,147	(1)	—	—	—
		108,990	(2)	—	—	—
	1/15/2009	—		38,000	10.99	299,714
Dr. Venteicher		100,586	(1)	—	—	—
		94,200	(2)	—	—	—
	1/15/2009	—		33,000	10.99	260,278
Mr. Love		68,129	(1)	—	—	—
	1/15/2009	—		18,000	10.99	141,970

(1)
Represents cash performance bonuses for 2009. Bonuses for 2009 were paid in the following year. The Company does not provide for thresholds or maximums as part of its performance bonus program.

(2)
Represents the estimated future payout of the special cash bonus that was awarded in May 2008. The special cash bonus is equal to 30% of the employee's then-current annual base salary and is payable upon the acceptance of the filing of the Company's NDA for Hematide with the FDA. This amount has not yet been earned or paid as of December 31, 2009.

(3)
Total stock-based compensation as determined under FASB ASC Topic 718. Amounts are amortized over the requisite service period for each award.

        Our executive compensation policies, practices and arrangements, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under "Executive Compensation—Compensation Discussion and Analysis."

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR END

        The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

	Option Awards
Name	Option Plan	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date
Ms. Morris	2001	36,441	(1)	—	(1)	0.80	12/14/2014
	2001	170,499	(2)	—	(2)	4.36	2/9/2016
	2006	72,915	(3)	27,085	(3)	33.97	1/4/2017
	2006	28,750	(4)	31,250	(4)	21.74	12/17/2017
	2006	18,333	(5)	61,667	(5)	10.99	1/14/2019
Mr. Cleveland	2001	112,772	(6)	—	(6)	4.36	2/6/2016
	2006	20,415	(3)	7,585	(3)	33.97	1/4/2017
	2006	9,583	(4)	10,417	(4)	21.74	12/17/2017
	2006	6,416	(5)	21,584	(5)	10.99	1/14/2019
Dr. Duliege	2001	5,000	(7)	—	(7)	0.80	8/4/2014
	2001	3,000	(1)	—	(1)	0.80	12/14/2014
	2001	10,000	(2)	—	(2)	4.36	2/9/2016
	2006	29,165	(3)	10,835	(3)	33.97	1/4/2017
	2006	12,083	(9)	7,917	(9)	25.91	7/22/2017
	2006	11,979	(4)	13,021	(4)	21.74	12/17/2017
	2006	8,708	(5)	29,292	(5)	10.99	1/14/2019
Dr. Venteicher	2006	27,187	(10)	17,813	(10)	24.87	9/4/2017
	2006	5,750	(4)	6,250	(4)	21.74	12/17/2017
	2006	9,375	(11)	15,625	(11)	15.00	5/28/2018
	2006	7,562	(5)	25,438	(5)	10.99	1/14/2019
Mr. Love	2006	23,333	(8)	16,667	(8)	24.87	9/4/2017
	2006	2,875	(4)	3,125	(4)	21.74	12/17/2017
	2006	4,125	(5)	13,875	(5)	10.99	1/14/2019

(1)
The award vests on a monthly basis in equal installments during the 48 month period beginning on January 1, 2005. This award allows for early exercise and was fully vested on January 1, 2009.

(2)
The award vests on a monthly basis in equal installments during the 48 month period beginning on January 1, 2006. This award allows for early exercise and was fully vested on January 1, 2010.

(3)
The award vests on a monthly basis in equal installments during the 48 month period beginning on January 1, 2007. This award will be fully vested on January 1, 2011.

(4)
The award vests on a monthly basis in equal installments during the 48 month period beginning on January 1, 2008. This award will be fully vested on January 1, 2012.

(5)
The award vests on a monthly basis in equal installments during the 48 month period beginning on January 1, 2009. This award will be fully vested on January 1, 2013.

(6)
25% of the shares subject to the award vested on January 3, 2007 and the remainder vests on a monthly basis in equal installments over 36 months. This award allows for early exercise and was fully vested on January 3, 2010.

(7)
25% of the shares subject to the award vested on July 26, 2005 and the remainder vested on a monthly basis in equal installments over 36 months. This award was fully vested on July 26, 2008.

(8)
25% of the shares subject to the award vested on August 20, 2008 and the remainder will vest on a monthly basis in equal installments over 36 months. This award will be fully vested on August 20, 2011.

(9)
The award vests on a monthly basis in equal installments during the 48 month period beginning on July 1, 2007. This award will be fully vested on July 1, 2011.

(10)
25% of the shares subject to the award vested on July 30, 2008 and the remainder will vest on a monthly basis in equal installments over 36 months. This award will be fully vested on July 30, 2011.

(11)
The award vests on a monthly basis in equal installments during the 48 month period beginning on June 1, 2008. This award will be fully vested on June 1, 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

        The following table shows certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ms. Morris	107,655	2,588,508
Mr. Cleveland	—	—
Dr. Duliege	36,250	780,932
Dr. Venteicher	—	—
Mr. Love	—	—

(1)
The value realized upon exercise of the stock options was calculated by taking the difference between the fair value of our common stock on the stock option exercise date and the exercise price of each stock option.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        The following includes a description of transactions since January 1, 2009, or any currently proposed transactions, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in control and other arrangements, which are separately described under "Executive Compensation."

        Pursuant to our Code of Business Conduct and Ethics and our Audit Committee Charter, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, and other employees and their family members are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons' immediate family members or affiliates, in which the amount involved exceeds $120,000, or other transactions that may give rise to a conflict of interest, must first be presented for approval. Related party transactions involving our officers, directors or principal stockholders, including their immediate family members and affiliates, must be presented to our Audit Committee for review, consideration and approval. Conflict of interest transactions with other employees and their family members must be presented to our compliance officer for review. All of our directors, executive officers and employees are required to report to our Audit Committee or our Compliance Officer any such related party or conflict of interest transaction. In approving or rejecting the proposed agreement, our Audit Committee or Compliance Officer shall consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our Audit Committee or Compliance Officer shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as determined in a good faith exercise of discretion. All of the transactions described below were approved by our Board of Directors or an independent committee of our Board of Directors.

        We have entered into employment agreements with our executive officers. For a description of these employment agreements, see "Executive Compensation—Employment Agreements and Potential Payments upon Termination or a Change of Control."

        We have granted stock options to our directors and executive officers. For a description of these options, see "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2009," "Executive Compensation—Outstanding Equity Awards at Fiscal Year-End" and "Executive Compensation—Director Compensation."

        We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        On February 13, 2009, we entered into a securities purchase agreement with each of Sprout Entrepreneurs Fund, L.P., Sprout Capital IX, L.P., Sprout IX Plan Investors, L.P. and DLJ Capital Corporation, each an affiliated entity of the Sprout Group, a current significant stockholder. Pursuant to the securities purchase agreement, we agreed to sell and issue an aggregate of 652,262 units at a price of approximately $15.33 per unit, for an aggregate purchase price of approximately $10 million. Each unit consists of one share of our common stock and one warrant to purchase 0.65 shares of our common stock at an exercise price of $16.78 per whole warrant share. The warrants are cash or net exercisable for a period of five years from March 2, 2009, the closing date of the private placement, and have an exercise price of $16.78 per share, which is equal to 110% of the consolidated closing bid price of a share of our common stock on February 12, 2009. If Affymax is acquired, the warrants will be assumed by the acquirer. We also granted to affiliated entities of the Sprout Group, certain registration rights related to the shares of common stock sold in the private placement and the shares of common stock underlying the warrants. We filed a registration statement on Form S-3 for the resale of the shares of common stock issued pursuant to the securities purchase agreement on March 18, 2009. Kathleen LaPorte, a former general partner of the Sprout Group and currently a managing director of New Leaf Venture Partners which provides investment management services on investments held by the Sprout Group, is also a member of our Board of Directors. The members of the Pricing Committee of our Board of Directors, consisting solely of independent members of our Board of Directors as well as a majority of the members of our Audit Committee, were aware of and considered the Sprout Group's and Ms. LaPorte's interest when it approved the entering into of the securities purchase agreement with affiliated entities of the Sprout Group in February 2009. Please see the table titled "Security Ownership of Certain Beneficial Owners and Management" contained in this proxy statement for detailed information on the beneficial ownership of entities affiliated with the Sprout Group in Affymax.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of February 15, 2010 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned(†)	Percentage of Shares Beneficially Owned
5% Stockholders
Sprout Capital IX, L.P. and affiliated entities(1)	2,648,378	10.88%
Wellington Management Company, LLP(2)	1,973,268	8.25%
ProQuest Associates IV LLC and affiliated entities(3)	1,777,942	7.44%
MPM BioVentures II-QP, LP and affiliated entities(4)	1,600,469	6.69%
FMR LLC(5)	1,556,600	6.51%
Sectoral Asset Management, Inc.(6)	1,245,309	5.21%
Directors and Named Executive Officers
R. Lee Douglas(7)	38,333	*
Nicholas Galakatos, Ph.D.(4)(8)	1,633,177	6.83%
Kathleen LaPorte(1)(9)	2,662,961	10.94%
Keith R. Leonard(7)	10,416	*
Ted W. Love, M.D.(7)	14,583	*
Daniel K. Spiegelman(7)	14,583	*
Christi van Heek(7)	10,416	*
John P. Walker(7)	14,583	*
Hollings C. Renton(7)(10)	2,083	*
Arlene M. Morris(7)	352,563	1.45%
Paul B. Cleveland(11)	160,707	*
Anne-Marie Duliege, M.D., M.S.(7)	92,372	*
Robert F. Venteicher, Ph.D.(12)	61,049	*
Steven Love(13)	37,284	*
All directors and executive officers as a group (14 persons)(14)	5,105,110	20.29%

†
This table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,907,477 shares of common stock outstanding as of February 15, 2010, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of February 15, 2010, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options and warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. Unless otherwise noted, the address for the reporting owner is: c/o Affymax, Inc., 4001 Miranda Ave., Palo Alto, CA 94304.

*
Represents beneficial ownership of less than one percent.

(1)
The address for the reporting person is: c/o Credit Suisse, Uetlibergstrasse 231, P.O. Box 900, CH-8070 Zurich, Switzerland. Consists of 1,494,253 shares and 394,836 warrants held by Sprout Capital IX, L.P.; 60,938 shares and 22,792 warrants held by Sprout IX Plan Investors, L.P.; 4,159 shares and 1,557 warrants held by Sprout Entrepreneurs Funds, L.P.; and 12,795 shares and 4,786 warrants held by DJL Capital Corp. (collectively, the "Sprout Funds"). Ms. LaPorte is a managing director of New Leaf Venture Partners., L.L.C., which pursuant to a sub-management agreement with DLJ Capital Corporation provides investment management services on investments held by the Sprout Group, including Sprout Capital IX, L.P. DLJ Capital Corporation is the managing general partner of Sprout Capital IX, L.P. and the general partner of Sprout Entrepreneurs Fund, L.P. DLJ LBO Plans Management Corporation II is the general partner of Sprout IX Plan Investors, L.P. DLJ LBO Plans Management Corporation and DLJ Capital Corporation are both wholly owned subsidiaries of Credit Suisse (USA), Inc. Ms. LaPorte is also a member of the investment committee of the Sprout Group, a division of Credit Suisse First Boston Private Equity, Inc., which is a wholly owned subsidiary of Credit Suisse (USA), Inc. Ms. LaPorte holds shared voting or investment power over the shares held by each of the Sprout Funds. Ms. LaPorte disclaims beneficial ownership of all such shares except to the extent of her pecuniary interests therein. Excludes 11,374 shares held by Credit Suisse Securities USA L.L.C. Such shares are held for the benefit of Credit Suisse and decision making authority over those shares does not reside with the Sprout Group or its investment committee.

(2)
The address for the reporting owner is: 75 State Street, Boston, MA 02109. Wellington Management Company, LLP ("Wellington"), in its capacity as investment adviser, may be deemed to beneficially own 1,973,268 shares of the Company's Common Stock, which are held of record by clients of Wellington. Wellington's clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No one client is known to have such right or power with respect to more than five percent of the Company's Common Stock.

(3)
The address for the reporting owner is: 90 Nassau Street, Fifth Floor, Princeton, New Jersey 08542. ProQuest Associates IV LLC, a Delaware limited liability company, is the general partner of ProQuest Investments, L.P., a Delaware limited partnership. Mr. Jay Moorin and Mr. Alain Schreiber are each members of ProQuest Associates IV LLC. Each of ProQuest Associates IV LLC and Messrs. Moorin and Schreiber is the beneficial owner of 1,777,942 shares of the common stock of Affymax, Inc. Each of Messrs. Moorin and Schreiber disclaim beneficial ownership of the shares held by ProQuest Investments IV, L.P. except to the extent of their pecuniary interest in such shares.

(4)
The address for the reporting owner is: c/o MPM Capital L.P., The John Hancock Tower, 200 Clarendon St., 54th Floor, Boston, MA 02116. Consists of 989,697 shares held by MPM BioVentures II-QP, LP ("BVII QP"); 348,491 shares held by MPM BioVentures GmbH & Co. Parallel Beteiligungs KG ("BVKG"); 109,213 shares held by MPM BioVentures II, L.P. ("BV II"); 20,548 shares held by MPM Asset Management Investors 2001 LLC ("AM 2001"); and 132,520 shares held by MPM BioVentures Strategic Fund, L.P. ("MPM SF"). MPM Asset Management II, L.P. (AM II GP") and MPM Asset Management II LLC ("AM II LLC) are the direct and indirect general partners of BV II, BV II QP and BV KG. MPM Asset BioVentures III GP, L.P. ("AM III GP") and MPM BioVentures III LLC ("AM III LLC") are the direct and indirect general partners of MPM SF. Dr. Galakatos is a member of AM II LLC, AM III LLC and AM 2001. Dr. Galakatos shares voting or dispositive power over the securities with Ansbert Gadicke, Luke Evnin, Michael Steinmetz and Kurt Wheeler, he disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.

(5)
The address for the reporting owner is: 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 1,451,400 shares of the Common Stock of the Company, as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds, each has sole power to dispose of the 1,451,400 shares owned by the funds. FIL Limited, a qualified institution, is the beneficial owner of 105,200 shares of the Common Stock of the Company.

(6)
The address for the reporting owner is: 2120-1000 Sherbrooke Street, West Montreal PQ H3A 3G4, Canada. Sectoral Asset Management, Inc. ("Sectoral"), in its capacity as an investment adviser, has the sole right to dispose of or vote shares of the Company's Common Stock. Jérôme G. Pfund and Michael L. Sjöström, together, hold a majority of the shares of Sectoral. Sectoral and Messrs. Pfund and Sjöström disclaim beneficial ownership of the shares of the Company's Common Stock held by Sectoral. Various persons, as investment advisory clients of Sectoral, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held by Sectoral. No one client is known to have such right or power with respect to more than five percent of the Company's Common Stock.

(7)
Represents shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2010.

(8)
Includes 18,750 shares owned by Dr. Galakatos and 13,958 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2010. Dr. Galakatos resigned from the Board of Directors as of December 31, 2009.

(9)
Includes 14,583 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2010.

(10)
Mr. Renton joined the Board of Directors in June 2009.

(11)
Includes 157,707 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2010.

(12)
Includes 60,080 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2010.

(13)
Includes 35,769 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2010.

(14)
Includes shares described in notes (7) through (13) above.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding and exercisable options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,052,720	$16.76	1,647,284
Equity compensation plans not approved by security holders	—	—	—
Total	2,052,720	$16.76	1,647,284

        On January 1st of each year, the number of authorized shares under (a) the 2006 Equity Incentive Plan automatically increases by a number of shares equal to the lesser of (i) 1,400,000 shares, or (ii) 4.5% of the outstanding shares on December 31st of the preceding calendar year; and (b) the 2006 Employee Stock Purchase Plan automatically increases by a number of shares equal to the lesser of (i) 175,000 shares, or (ii) 0.5% of the outstanding shares on December 31st of the preceding calendar year. On January 1, 2010, the number of shares of stock available for future issuance was automatically increased by 1,074,109 under our 2006 Equity Incentive Plan and by 119,345 under our 2006 Employee Stock Purchase Plan pursuant to the terms of those plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Affymax stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Affymax's Secretary, Grace U. Shin, at 4001 Miranda Avenue, Palo Alto, CA 94304 or contact her at (650) 812-8700. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Grace U. Shin
Grace U. Shin Secretary

April 7, 2010

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Investor Relations, Affymax, Inc., 4001 Miranda Avenue, Palo Alto, CA 94304.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominees for director listed in Proposal 1 and a vote FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Kathleen LaPorte* 02 - Keith R. Leonard* 03 - Christi van Heek* *Directors to hold office until the 2013 Annual Meeting of Stockholders. For Against Abstain 2. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of Affymax for its fiscal year ending December 31, 2010. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 0169NA

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Affymax, Inc. Annual Meeting of Stockholders To Be Held on May 24, 2010, at 9:00 a.m. Local Time 4015 Miranda Avenue Palo Alto, California 94304 This Proxy is Solicited by the Board of Directors The undersigned hereby constitutes and appoints Arlene M. Morris and Grace U. Shin and each of them individually, as proxies of the undersigned (the “Proxies”), with full power to substitute, and authorizes each of them to represent and to vote all shares of common stock, par value $.001 per share of Affymax, Inc. (the “Corporation”) held by the undersigned at the close of business on March 31, 2010, at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Corporation to be held on May 24, 2010, at 9:00 a.m. local time, at the Corporation’s headquarters located at 4015 Miranda Avenue, Palo Alto, California 94304 and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. (Items to be voted appear on reverse side.)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 24, 2010
PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON: May 24, 2010
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS